Exhibit 99.1

Ondas Holdings Reports Second Quarter 2025 Financial Results—Remains on Track for Record Year Driven by Execution at OAS, Global Demand for Autonomous Drone Systems

Record Quarterly Revenue of $6.3 Million in Q2; a 6-fold Increase YoY and 50% Growth QoQ

Ended Second Quarter with $68.6 Million of Cash to Support Growth Plan

$22.0 million backlog at end of Q2 2025

Expected New Orders Across Europe, the Middle East and the United States in 2H 2025 Position OAS for Accelerated Global Expansion into 2026

Conference Call Scheduled for Today at 8:30 a.m. ET

BOSTON, MA / AUGUST 12, 2025 / Ondas Holdings Inc. (Nasdaq: ONDS) (“Ondas” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions through its Ondas Networks and Ondas Autonomous Systems (OAS) business units, reported financial and operating results for the second quarter ended June 30, 2025.

“Ondas delivered a record quarter with $6.3 million in revenue, reflecting accelerating execution and global market adoption at Ondas Autonomous Systems (OAS),” said Eric Brock, Chairman and CEO of Ondas Holdings. “OAS is executing with discipline and scale as we continue to see robust international demand for our autonomous drone technologies across defense and homeland security markets. In the first half of 2025, we secured record orders and continued to convert our growing backlog into revenue, supported by urgent deployments and new contracts. In Q2, our team delivered key program milestones in Israel and the UAE and advanced new customer engagements across Europe, Asia, and the United States. In addition, we are making substantial progress on our strategic growth plan, as evidenced by our partnership and strategic investment in Rift Dynamics, which will broaden Ondas’ relationships in Europe, and provide American Robotics with a built-for-purpose attritable drone capability meeting “mass lethality” requirements for the U.S. defense market.”

“National policy in the United States continues to evolve in favor of strengthening the domestic drone industry. During Q2, we saw a series of significant developments, from the Trump Administration’s executive orders, including the ‘Ensuring American Drone Dominance’ directive, to the bipartisan passage of the One Big Beautiful Act (OBBA), which outlines major increases in federal funding for drone procurement and R&D. And just last week, the FAA issued a Notice of Proposed Rulemaking (NPRM) to advance regulations enabling beyond visual line of sight (BVLOS) drone operations. These policy milestones reflect growing national urgency to build sovereign capabilities in autonomous aerial systems and reinforce the long-term demand drivers that support our strategic growth plan at OAS.”

“At Ondas Networks, we continued to build commercial traction around our IEEE 802.16 (“dot16”) standard as the foundation for next-generation rail communications in North America. In Q2, the Association of American Railroads (AAR) formally selected our dot16 technology for the Next-Generation Head-of-Train/End-of-Train (NGHE) system, validating our long-term strategy. We are now working with multiple Class 1 railroads on field trials to expand dot16 applications beyond NGHE and into broader operational domains. With the successful A Block migration in Chicago, delivery of our new 220 MHz ACSES radios to Amtrak, and near-complete Metra system upgrades, momentum is building. The recent Cybersecurity and Infrastructure Security Agency (“CISA”) advisory further underscores the urgent cybersecurity need to replace vulnerable legacy protocols, an area where dot16 is uniquely positioned to lead. Our priority is to translate this industry validation into commercial adoption and scale.”

“Financially, we made significant progress. We ended Q2 with over $68 million in cash and, in July, retired the remaining balance of Ondas Holdings’ convertible notes, putting us on strong financial footing. With record customer activity, a growing backlog, and deepening visibility, we are building a highly scalable platform. We expect to exit 2025 with a record backlog and clear revenue visibility into 2026,” Brock concluded.

Second Quarter 2025 and Recent Highlights – Ondas Autonomous Systems (OAS)

●	Generated approximately $6.1 million in revenue during the second quarter of 2025, representing a more than 6-fold increase from the same period in 2024.

●	OAS backlog reached $20.7 million as of June 30, 2025, up from $9.4 million at the end of Q1, reflecting continued global demand for the Optimus and Iron Drone platforms.

●	Secured a $14.3 million order from a major defense customer for the Optimus drone system—the largest single Optimus order in the Company’s history—significantly expanding the Company’s presence in the global defense sector.

●	Announced follow on orders of $3.8 million from the Government of Dubai to expand and support the Optimus drone network supporting public safety operations and the city’s “Drone Box” program.

●	Expanded Iron Drone Raider’s global footprint with a $3.4 million contract from a European governmental defense agency, meeting an urgent demand to secure an international airport and marking the system’s first operational deployment in Europe.

●	Delivered a $1.7 million initial Iron Drone Raider order from a governmental agency in Asia for homeland security operations with future expansion potential.

●	American Robotics secured a purchase order from a major U.S. urban public safety agency for the Kestrel System, an advanced drone detection and counter-UAS platform designed to enhance airspace awareness and provide layered security at high-visibility public events.

●	Entered into a partnership with Norway-based Rift Dynamics to support the launch of their Wåsp platform, an attritable drone designed to meet the requirements of allied militaries. The partnership with Rift includes an investment from Ondas and provides American Robotics with exclusive marketing rights for the Wåsp in the U.S. defense markets.

●	NY Post highlighted that NYPD was looking for expanded authority to utilize CUAS tools and specifically highlighted their interest in deploying American Robotics’ Iron Drone platform.

●	Appointed Brigadier General (Res.) Yaniv Rotem to the newly formed OAS Advisory Board, leveraging his deep leadership experience as former Head of R&D at the Israel Ministry of Defense to guide strategy on autonomous, AI-enabled ISR and counter-UAS platforms, support global defense partnerships, and accelerate scaling of OAS’s Optimus and Iron Drone Raider programs.

●	Entered a strategic partnership with Mistral Inc., a leading U.S. defense business development firm, to accelerate sales and deployment of the Optimus and Iron Drone Raider platforms across the U.S. Department of Defense and Homeland Security markets. The Mistral partnership leverages decades of experience in U.S. federal procurement and is aligned with Ondas’ broader roadmap to become a next-generation defense prime contractor.

●	Established a manufacturing partnership with Detroit Manufacturing Systems (DMS) to support U.S.-based production and supply chain scalability for our autonomous drone platforms.

●	OAS continued to advance global partnerships and customer evaluations for both Optimus and Iron Drone Raider, driving interest in key new markets including Japan, Latin America, and additional NATO-aligned countries.

●	Expanded technical and field operations infrastructure to support increased production capacity, field deployments, and long-term program scaling for defense and homeland security markets.

●	Continued development and integration of AI-enabled mission planning and real-time engagement software across both the Optimus and Iron Drone platforms.

●	Hosted a dedicated OAS Investor Day in July 2025, presenting our long-term strategy, technology roadmap, global expansion plans and our strategic growth initiatives to the investor community.

“We continue to build strong momentum across our OAS platforms, securing major multi-million-dollar contracts while proving operational maturity in critical defense and homeland security missions,” said Oshri Lugassy, Co-CEO of Ondas Autonomous Systems. “The combination of Optimus and Iron Drone Raider is now delivering measurable impact in the field, and our pipeline continues to grow with high-value opportunities globally. Specific to Iron Drone, our work with customers across multiple geographies continues to validate the platform’s effectiveness in complex, live security environments, helping to establish the system as a category leader in low-kinetic counter-UAS solutions. We remain focused on scaling our capabilities to meet demand from security forces, defense integrators, and government agencies worldwide.”

“OAS is executing a focused growth strategy—expanding deployments, increasing manufacturing capacity, and deepening strategic engagements in key regions,” Lugassy added. “With our leading technology, validated systems, and growing customer base, we are on track for a record year and well-positioned to lead the global adoption of autonomous aerial systems for national security and critical infrastructure protection.”

Second Quarter 2025 and Recent Highlights – Ondas Networks

●	The value of Ondas Networks’ dot16 wireless industrial networking technology continues to be validated by the rail industry as evidenced by the selection of 802.16t Direct-Peer-to-Peer protocol for the NGHE technology. The decision by the AAR’s Wireless Communications Committee in April 2025 has paved the way for broad-ranged discussions with Class 1s on dot16 applications in other railroad communication domains. These applications address long-standing issues in railroad operations. Ondas Networks is participating in several distinct field trials to approve each application for operating use.

●	A Class 1 that installed Ondas Networks equipment in the Chicago area, one of the most challenging locations for railroad communications, recently completed its migration to the new 900 MHz A Block. Based on the successful migration to the A Block, the Class 1 railroad is now preparing to move to 802.16 in the same area.

●	Metra, the primary commuter rail system serving the Chicago metropolitan area, has almost completed the systemwide installation of Ondas Networks’ 900 MHz equipment. Metra is expected to complete the transition to the A Block in advance of the September Federal Communications Commission deadline.

●	Ondas Networks has delivered the initial units of the 220 MHz Advanced Civil Speed Enforcement System (“ACSES”) radios to Amtrak. The new radios will power Amtrak’s upgrade to ACSES, a Positive Train Control (PTC) system utilized by passenger and transit, as well as certain freight rail operators in the Northeast Corridor (NEC). Commercial deliveries will continue through the end of the year. Ondas Networks expects other NEC operators to upgrade to the new radios starting in 2026.

●	A recent ICS Advisory issued by CISA highlighted the vulnerabilities of the legacy NGHE Remote Linking Protocol. Ondas Networks’ IEEE 802.16t Direct-Peer-to-Peer protocol eliminates the security risks highlighted by CISA. Ondas Networks continues to work with industry partners to bring NGHE products to market that increase the security and resilience of the North American rail network.

Markus Nottelmann, Ondas Networks’ Chief Executive Officer, commented, “We are pleased that the North American rail industry is engaging directly with Ondas Networks to address long-standing opportunities for improvement in rail communications. Dot16 is increasingly seen as presenting opportunities to upgrade all existing railroad-specific networks to open the door to new applications, and to improve the overall security of the networks, and by extension the resilience of supply chains.”

“We are proactively pursuing live trials and deployments on a variety of applications that hold the potential for significant operations improvements with several Class 1s. We expect these trials to result in formal adoption and broad rollout of our products as they are validated in the field. With our partners we continue to build an eco-system of applications that will lead to faster adoption of dot16-enabled general-purpose networks,” Nottelmann concluded.

Second Quarter 2025 Financial Summary

Ondas reported revenues of $6.3 million for the second quarter of 2025, a 555% increase from $1.0 million in the second quarter of 2024 and a 48% increase from $4.2 million in the first quarter of 2025. This significant increase was primarily driven by ongoing deliveries of Iron Drone and Optimus systems under previously announced contracts with military and public safety customers.

Gross profit rose to $3.3 million compared to a loss of $0.2 million in the second quarter of 2024. This resulted in a gross margin of 53% in the second quarter of 2025 versus a loss of 20% in the second quarter of 2024. This improvement reflects the shipment of higher margin products, in particular, Iron Drone, compared to lower margin service and maintenance. Gross margins are expected to fluctuate on a quarter-to-quarter basis depending on the mix of revenue.

Operating expenses increased by $4.5 million to $12.6 million, up from $8.1 million in the second quarter of 2024. Approximately $3.6 million of the increase is related to human resource costs, including stock-based compensation, to support business growth and strategic initiatives. The remaining increase includes additional operating costs related to the Palantir partnership and for other R&D expenses.

Cash operating expenses were $9.4 million in the second quarter of 2025, as compared to $6.6 million in the second quarter of 2024. As indicated above, the majority of the increase in cash operating expenses was attributed to higher human resource costs to support the expected business growth in the coming quarters. A reconciliation of cash operating expenses, a non-GAAP measure, is provided in the attached financial tables.

Operating loss was $9.2 million, compared to $8.3 million in the second quarter of 2024, primarily due to investments in headcount to build capacity to support expected revenue growth in the next twelve months.

Net loss was $10.8 million, compared to $8.3 million in the second quarter of 2024, which included an increase of $0.9 million in interest expense which included the faster amortization of debt issuance costs because of the accelerated conversion of debt.

Adjusted EBITDA improved to a loss of $5.8 million, compared to $6.7 million in the second quarter of 2024. A reconciliation of Adjusted EBITDA, a non-GAAP measure, is provided in the attached financial tables.

Balance Sheet and Cash Flow

Ondas ended the quarter with $68.6 million in cash and restricted cash, compared to $30.0 million as of December 31, 2024. Cash flows from financing activities in the six-month period were $53.9 million including $42.7 million from the sale of stock and pre-funded warrants (net of expenses) and $10.0 million from the exercise of warrants and options. Cash used in operating activities improved to $15.1 million in the current period from $16.3 million in the first half of 2024.

Convertible debt outstanding, net of issuance costs, was $14.6 million as of June 30, 2025, a significant decrease from $52.7 million as of December 31, 2024. The decrease was driven by the partial conversion of the holding company debt into equity. The balance of the holding company convertible debt was converted into equity in July 2025.

As a result of the financing activities and the debt conversions, total shareholders’ equity increased to $90.8 million as of June 30, 2025, an increase of $74.2 million from $16.6 million as of December 31, 2024.

Operational and Financial Outlook

The Company expects to generate strong growth and maintains a revenue target of at least $25 million for 2025. This would be a record year and represent nearly 250% growth year-over-year from 2024. Growth will be led by our OAS business unit which we expect to generate over $20 million in revenue. This outlook is supported by results to date and $22.0 million in backlog at the end of Q2 2025, as well as our visibility on expected production and delivery schedules with customers. Revenue expectations for Ondas Networks currently are primarily related to existing and expected development programs and modest system sales due to the current lack of firm commitments on rail network buildout timelines.

Bookings and revenue growth are expected to fluctuate from quarter-to-quarter given the variability around both expected orders associated with program expansion with existing customers, as well as the timing of the addition of new customers at OAS, and the timing of rail network buildouts for Ondas Networks.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today, August 12, 2025, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The conference call will also be broadcast live and available for replay here and via the investor relations section of the Company’s website at ir.ondas.com. A replay will be accessible from the investor relations website after completion of the event.

Date: Tuesday, August 12, 2025

Time: 8:30 a.m. Eastern time

Toll-free dial-in number: 844-883-3907

International dial-in number: 412-317-5798

Call participant pre-registration link: here

The Company encourages listeners to pre-register, which allows callers to gain immediate access and bypass the live operator. Please note that you can register at any time during the call. For those who choose not to pre-register, please call the conference telephone number 10-15 minutes prior to the start time, at which time an operator will register your name and organization.

About Ondas Holdings Inc.

Ondas Holdings Inc. (Nasdaq: ONDS) is a leading provider of autonomous drone and private wireless solutions through its business units Ondas Autonomous Systems (OAS) and Ondas Networks. Ondas’ technologies offer a powerful combination of aerial intelligence and next-generation connectivity to enhance security, operational efficiency, and data-driven decision-making across essential industries.

OAS offers a portfolio of best-in-class AI-driven defense and security drone platforms that are currently deployed globally to protect and secure sensitive locations, populations, and critical infrastructure. Operating via its wholly owned subsidiaries, American Robotics and Airobotics, OAS offers the Optimus System—the first U.S. FAA-certified sUAS for automated aerial security and data capture—and the Iron Drone Raider—an autonomous counter-UAS system designed to neutralize hostile drones.

Ondas Networks provides software-defined wireless broadband technology through its FullMAX platform, based on the IEEE 802.16t standard. This standards-based system delivers high-performance connectivity for mission-critical IoT applications in markets such as rail, utilities, oil and gas, transportation, and government.

For additional information on Ondas Holdings: www.ondas.com, X and LinkedIn

For Ondas Autonomous Systems: LinkedIn

For Airobotics: www.airoboticsdrones.com, X and LinkedIn

For American Robotics: www.american-robotics.com, X and LinkedIn

For Ondas Networks: www.ondasnetworks.com, X and LinkedIn

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of Adjusted EBITDA and cash operating expenses, the non-GAAP financial measures, contained in this press release to the most directly comparable measures under GAAP, which reconciliations are set forth in the tables below.

We believe that Adjusted EBITDA and cash operating expenses facilitate analysis of our ongoing business operations because such measures exclude items that may not be reflective of, or are unrelated to, the Company’s core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate Adjusted EBITDA and cash operating expenses differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and cash operating expenses should only be used as supplemental measures of our operating performance.

We believe that Adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the table below, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

We believe that cash operating expenses improve comparability from period to period by removing the impact of depreciation, amortization and stock-based compensation as set out in the tables below, which management has determined are not reflective of core operating expenses and thereby assist investor with assessing trend in our underlying business.

Management uses Adjusted EBITDA and cash operating expenses in making financial, operating, and planning decisions and evaluating the Company’s ongoing performance.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.

888.350.9994

ir@ondas.com

Media Contact for Ondas

Escalate PR

ondas@escalatepr.com

Preston Grimes

Marketing Manager, Ondas Holdings Inc.

Preston.grimes@ondas.com

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current Assets:
Cash	$67,567,978	$29,958,106
Restricted cash	983,322	41,215
Accounts receivable, net	5,382,704	5,223,182
Inventory, net	11,190,963	9,821,692
Other current assets	6,084,586	2,476,356
Total current assets	91,209,553	47,520,551

Property and equipment, net	2,483,708	2,586,691

Other Assets:
Goodwill, net of accumulated impairment charges	27,751,921	27,751,921
Intangible assets, net	25,084,291	27,178,057
Deposits and other assets	706,023	663,073
Operating lease right of use assets	4,715,310	3,921,995
Total other assets	58,257,545	59,515,046
Total assets	$151,950,806	$109,622,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,766,014	$5,659,643
Operating lease liabilities	1,522,279	1,121,565
Accrued expenses and other current liabilities	4,822,251	4,719,214
Notes payable, net of unamortized debt discount and issuance costs of $0 and $226,785, respectively, related party	1,500,000	1,273,215
Convertible notes payable, net of unamortized debt discount and issuance cost of $119,570 and $362,237, respectively, related party	5,350,430	5,137,763
Convertible notes payable, net of unamortized debt discount and issuance cost of $1,005,678 and $5,236,362, respectively	9,224,322	31,947,445
Deferred revenue	3,364,533	329,025
Government grant liability	939,686	388,752
Total current liabilities	31,489,515	50,576,622

Long-Term Liabilities:
Notes payable	300,000	300,000
Convertible notes payable, net of current, net of unamortized debt discount and issuance cost of $0 and $1,681,784, respectively	-	15,568,216
Accrued interest	19,848	20,041
Government grant liability, net of current	2,086,253	2,168,430
Operating lease liabilities, net of current	5,314,694	4,961,967
Other liabilities	82,500	82,500
Total long-term liabilities	7,803,295	23,101,154
Total liabilities	39,292,810	73,677,776

Commitments and Contingencies

Temporary Equity
Redeemable noncontrolling interest	21,836,812	19,361,205

Stockholders’ Equity
Preferred stock - par value $0.0001; 5,000,000 shares authorized and none issued or outstanding at June 30, 2025 and December 31, 2024	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized and none issued or outstanding at June 30, 2025 and December 31, 2024	-	-
Common Stock - par value $0.0001; 400,000,000 and 300,000,000 shares authorized at June 30, 2025 and December 31, 2024, respectively; 206,732,666 and 93,173,191 issued and outstanding, respectively June 30, 2025 and December 31, 2024, respectively	20,673	9,317
Additional paid in capital	352,054,834	252,941,813
Accumulated deficit	(261,254,323)	(236,367,823)
Total stockholders’ equity	90,821,184	16,583,307
Total liabilities and stockholders’ equity	$151,950,806	$109,622,288

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Revenues, net	$6,273,388	$957,851	$10,521,570	$1,582,860
Cost of goods sold	2,941,318	1,148,746	5,700,950	2,168,737
Gross profit	3,332,070	(190,895)	4,820,620	(585,877)

Operating expenses:
General and administration	6,078,531	4,163,987	11,987,929	8,062,076
Sales and marketing	2,265,715	1,308,705	4,695,825	2,629,854
Research and development	4,236,928	2,640,003	7,696,408	6,152,978
Total operating expenses	12,581,174	8,112,695	24,380,162	16,844,908

Operating loss	(9,249,104)	(8,303,590)	(19,559,542)	(17,430,785)

Other income (expense), net
Other income (expense), net	(17,204)	257	(18,366)	(2,067)
Change in fair value of government grant liability	(143,349)	623,409	(267,374)	549,017
Interest income	250,340	87,276	451,146	184,777
Interest expense	(1,560,512)	(703,551)	(5,428,369)	(1,486,162)
Foreign exchange gain (loss), net	(30,321)	26,463	(63,995)	39,400
Total other income (expense), net	(1,501,046)	33,854	(5,326,958)	(715,035)

Loss before income taxes	(10,750,150)	(8,269,736)	(24,886,500)	(18,145,820)

Provision for income taxes	-	-	-	-

Net loss	(10,750,150)	(8,269,736)	(24,886,500)	(18,145,820)
Less preferred dividends attributable to noncontrolling interest	390,000	390,000	780,000	724,138
Less deemed dividends attributable to accretion of redemption value	878,480	718,494	1,695,607	1,357,140
Net loss attributable to common stockholders	$(12,018,630)	$(9,378,230)	$(27,362,107)	$(20,227,098)

Net loss per share - basic and diluted	$(0.08)	$(0.14)	$(0.21)	$(0.31)

Weighted average number of common shares outstanding, basic and diluted	150,652,998	66,377,505	127,955,008	64,706,314

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(24,886,500)	$(18,145,820)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	369,689	234,305
Amortization of debt discount and issuance costs	4,496,595	994,705
Amortization of intangible assets	2,117,175	2,105,588
Amortization of right of use asset	559,570	466,156
Retirement of assets	-	1,578
Loss on intellectual property	15,704	-
Change in fair value of government grant liability	111,074	(692,196)
Stock-based compensation	3,751,338	677,550
Changes in operating assets and liabilities:
Accounts receivable	(159,522)	1,138,730
Inventory	(1,369,271)	(2,371,081)
Other current assets	(3,608,230)	115,866
Deposits and other assets	(42,950)	(109,690)
Accounts payable	(893,629)	(232,044)
Accrued expenses and other current liabilities	2,039,970	(388,363)
Deferred revenue	3,035,508	8,335
Operating lease liability	(599,444)	(160,841)
Other liabilities	-	82,500
Net cash flows used in operating activities	(15,062,923)	(16,274,722)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(27,748)	(18,698)
Purchase of equipment	(266,706)	(2,282,237)
Proceeds from sale of equipment	-	1,700
Purchase of software intangible	(11,365)	(15,638)
Net cash flows used in investing activities	(305,819)	(2,314,873)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of noncontrolling interest in Ondas Networks, net of issuance costs	-	4,375,035
Proceeds from sale of common stock and Pre-Funded Warrants, net of issuance costs	42,677,083	3,859,394
Proceeds from exercise of options and warrants	9,962,597	8,702
Proceeds from convertible notes payable, net of issuance costs	923,358	-
Proceeds from government grant	364,683	299,838
Payments on government grant liability	(7,000)	-
Net cash flows provided by financing activities	53,920,721	8,542,969

Increase (decrease) in cash, cash equivalents, and restricted cash	38,551,979	(10,046,626)
Cash, cash equivalents, and restricted cash, beginning of period	29,999,321	15,022,000
Cash, cash equivalents, and restricted cash, end of period	$68,551,300	$4,975,374

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$7,693	$11,923
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Preferred dividends attributable to redeemable noncontrolling interest	$780,000	$724,138
Accretion of redeemable preferred stock in Ondas Networks	$1,695,607	$1,357,140

Common stock issued in exchange for debt repayment	$47,101,915	$250,187
Noncash consideration for settlement of development agreement payable	$-	$342,428
Warrants in Ondas Autonomous Systems, in relation to sale of common stock	$-	$954,737
Warrants in relation to sale of redeemable preferred stock in Ondas Networks	$-	$1,471,194
Warrants in Ondas Networks, in relation to notes payable and convertible notes payable	$345,403	$-
Transfer of equipment into inventory	$-	$398,046
Operating leases right-of-use assets obtained in exchange of lease liabilities	$1,352,885	$-

ONDAS HOLDINGS INC.

RECONCILIATIONS OF ADJUSTED EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net Loss	$(10,750,150)	$(8,269,736)	$(24,886,500)	$(18,145,820)
Depreciation	188,980	111,234	369,689	234,305
Amortization of intangible assets	1,055,306	1,053,377	2,117,175	2,105,588
Other (income) expense, net(1)	1,501,046	(33,854)	5,326,958	715,035
Stock-based compensation	2,178,693	407,997	3,751,338	677,550
Adjusted EBITDA	$(5,826,125)	$(6,730,982)	$(13,321,340)	$(14,413,342)

(1)	Other (income) expense, net includes interest income, interest expense, foreign exchange gain (loss), net, change in fair value of government grant liability, and other income (expense), net included on the Company’s Condensed Consolidated Statements of Operations.

ONDAS HOLDINGS INC.

RECONCILIATIONS OF CASH OPERATING EXPENSES

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Total operating expenses	$12,581,174	$8,112,695	$24,380,162	$16,844,908
Depreciation	(188,980)	(111,234)	(369,689)	(234,305)
Amortization of intangible assets	(1,055,306)	(1,053,377)	(2,117,175)	(2,105,588)
Stock-based compensation	(1,985,554)	(388,889)	(3,424,196)	(640,502)
Cash operating expenses	$9,351,334	$6,559,195	$18,469,102	$13,864,513